Exhibit 1A-4.1

SUBSCRIPTION AGREEMENT

CNote Group, Inc.

2323 Broadway

Oakland, CA 94612

Attention: Yuliya Tarasava,

Chief Operating Officer

Ladies and Gentlemen:

The undersigned investor (“Investor”) hereby tenders this Subscription Agreement (the “Agreement”) in connection with such Investor’s purchase, in accordance with the terms hereof, of a promissory note or notes in substantially the form attached hereto as Exhibit A(the “Notes”) from CNote Group, Inc., a Delaware corporation (the “Company”). Investor understands that the Company is offering (the “Offering”) for sale up to $50,000,000 in aggregate principal amount of Notes and that the Offering is being made under Regulation A of the Securities Act of 1933, as amended (the “Securities Act”) with a Securities and Exchange Commission File Number 024-10686, and related Offering Circular, dated as of August 29, 2017 (the “Offering Circular”).

1.              Subscription. Subject to the terms and conditions hereof, Investor hereby irrevocably subscribes for Notes in the amount set forth on the signature page hereto, which is payable as described in Section 2. Investor acknowledges that the Notes will be subject to restrictions on transfer as set forth in this Agreement, the Notes, the Securities Act, and any other documentation requested by the Company. The Notes are substantially in the form of Exhibit A attached hereto and hereby incorporated by reference. The Notes will be issued in a series of closings (each, a “Closing”) and the closing date for the issuance of Notes of a series shall be the day on which the Company has obtained subscriptions from investors, including the Investor, that in the aggregate exceed the amount of $50,000 (the "Closing Date"). Interest begins accruing from the day which is six (6) business days following the investor's Closing Date.

2.              Acceptance of Subscription and Issuance of Notes. The Company shall have the sole right, at its sole and absolute discretion, to accept or reject this subscription, in whole or in part, for any reason.

(a)          Investor will not be deemed to have purchased any Notes unless and until such time as all of the following conditions have occurred: (A) this Agreement and such other documentation as may be requested by the Company has been duly and validly executed by Investor, delivered to the Company and accepted by the Company and (B) the purchase price for the Notes has been delivered pursuant to instructions provided by the Company.

(b)          Notwithstanding anything in this Agreement to the contrary, the Company shall have no obligation to issue any of the Notes to any person who is a resident of a jurisdiction in which the issuance of Notes to him, her or it would constitute a violation of the securities, “blue sky” or other similar laws of such jurisdiction (collectively referred to as the “State Securities Laws”). Investor agrees to pay to the Company the aggregate purchase price for the Notes in the amount set forth on the signature page attached hereto by (i) check payable to the Company, (ii) bank or wire transfer in readily available funds in accordance with the Company’s instructions, (iii) cancellation of indebtedness of the Company or (iv) any combination of the foregoing.

3.              Representations, Warranties and Covenants of Investor. Investor hereby represents and warrants to the Company and each other person that subscribes for the Notes as follows, which representations and warranties shall survive the applicable closing:

(a)          Investor is electing to purchase an amount of Notes that is not greater than 10% of the greater of Investor’s (i) annual income or net worth if Investor is a natural person, or (ii) revenue or net assets of Investor’s most recently completed fiscal year if Investor is a non-natural person;

(b)          Investor will not sell, transfer, pledge, donate, assign, mortgage, hypothecate or otherwise encumber (each a “Transfer”) the Notes unless (i) the Company consents in writing to any such Transfer, and (ii) any buyer, transferee, pledgee, donee or assignee, respectively, shall agree in writing to be bound by the terms hereof prior to any such Transfer. Any such recipient of the Notes is referred to herein as a “Transferee”, and the Transferee shall be entitled to the benefits of this Agreement and to enforce this Agreement against the Company as if the Transferee were Investor;

(c)          Investor acknowledges that there is no public market for the Notes, that no market may ever develop for them, and that they have not been approved or disapproved by the Securities and Exchange Commission or any governmental agency;

(d)          Investor recognizes that (i) an investment in the Notes involves a high degree of risk and (ii) no assurance or guarantee has or can be given that an investor in the Company will receive a return of his, her or its capital or realize a profit on such investor’s investment;

(e)          Investor has not relied on any information or representations with respect to the Company or the Offering, other than as expressly set forth the Offering Circular;

(f)           Investor has determined that he, she or it can afford to bear the risk of the investment in the Notes, including loss of the entire investment in the Company and he, she or it will not experience personal hardship if such a loss occurs; and

(g)          Investor is purchasing the Notes solely for his, her or its own account for investment, not for the account of any other person, and not with a view to, or for, any resale, distribution or other transfer thereof.

4.              Representations and Warranties of the Company. The Company hereby represents and warrants to Investor that:

(a)          Organization, Good Standing and Qualification. The Company is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to do so would have a material adverse effect on its business or properties.

(b)          Authorization. All requisite action on the part of the Company, its officers, directors and stockholders necessary for the authorization, execution and delivery of the Notes and the performance of all obligations of the Company hereunder and thereunder has been taken or will be taken prior to the Closing, and this Agreement constitutes a valid and legally binding obligation of the Company, enforceable in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws or court decisions of general application affecting enforcement of creditors' rights generally, and (ii) as limited by laws or court decisions relating to the availability of specific performance, injunctive relief, or other equitable remedies or to equitable principles of general applicability.

(c)          Valid Issuance. The Note, when issued in accordance with the provisions thereof, will not violate any preemptive rights or rights of first refusal and will be free of any liens or encumbrances.

(d)          Exempt Offering. The offer, sale and issuance of the Notes are and will be exempt from the registration and prospectus delivery requirements of the Securities Act, and from the registration and qualification requirements of all applicable State Securities Laws.

(e)          Approvals. All consents, approvals, orders or authorizations of, or registrations, qualifications, designations, declarations or filings with, any governmental authority or any other person, required on the part of the Company in connection with the valid execution and delivery of this Agreement, the offer, sale and issuance of the Notes, and the consummation of any other transaction contemplated hereby, shall have been obtained.

5.              Brokers. Investor has not entered into any agreement to pay any broker’s or finder’s fee to any person with respect to this Agreement or the transactions contemplated hereby.

6.              Survival. All representations, warranties and covenants contained in this Agreement shall survive the acceptance of the subscription by the Company and the consummation of the subscription.

7.              Waiver, Amendment. Neither this Agreement nor any provisions hereof shall be amended or waived except either (a) with the written consent of the Company and the holders of a majority of the principal amount of Notes then outstanding or (b) in a writing by the party or parties against whom such amendment or waiver is sought to be enforced.

8.              Successors and Assigns. The provisions of this Agreement shall be binding upon and accrue to the benefit of the parties hereto and their respective heirs, legal representatives, successors and permitted assigns.

9.              Governing Law. This Agreement is to be construed in accordance with and governed by the internal laws of the State of California without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of California to the rights and duties of the parties.

10.            Entire Agreement. This Agreement and the Notes constitute the entire agreement between the parties regarding the subject matter contained herein and supersedes all prior or contemporaneous agreements, representations and understandings of the parties.

11.            Counterparts. This Agreement may be executed in two or more facsimiles and/or counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[signature page follows]

IN WITNESS WHEREOF, Investor has executed this Subscription Agreement this ___ day of ___________, 2020.

IF AN INDIVIDUAL:

Signature of Investor	Address of Investor:

Print Name

State of Residency

IF AN ENTITY:

Signature of Authorized Representative	Address of Entity:

Print Name

Entity Name

State of Principal Place of Business

CONSIDERATION TO BE DELIVERED:

Dollar amount of Notes subscribed for:

$

SUBSCRIPTION ACKNOWLEDGED AND ACCEPTED:

CNOTE GROUP, INC.

By:

Name:

Title:

Exhibit A

CNOTE NOTE

PRINCIPAL: $

EFFECTIVE DATE:

SERIES :

Borrower:	CNote Group, Inc., a Delaware corporation (the “Borrower” or “CNote”)
Lender:	The investor listed on the signature page hereto (the “Lender”)

1.	Promise of Payment.

FOR VALUE RECEIVED, the Borrower hereby promises to pay to the Lender in U.S. dollars an amount equal to the principal sum shown above (the “Principal”) and the Interest (as defined in Section 2), as set forth below and subject to the conditions and limitations on payment described below (according to the Payment Schedule (as defined below)).

The Borrower shall be entitled to use the Principal to make loans time to time to its Community Development Financial Institution partners (each, a “CDFI Loan” and, collectively, the “CDFI Loans”). Notwithstanding anything to the contrary contained herein, the Amount Owed (as defined below) on this Note shall be payable by the Borrower and the Lender shall have recourse to any other assets of the Borrower in order to secure repayment. This Note shall be designated to be part of a Series of Notes issued by the Borrower on the date hereof (the “Closing Date”).

2.	Interest.

Beginning with the date six (6) business days after the Closing Date (the “Accrual Date”), this Note shall bear interest according to the terms of this Section 2 (the “Interest”).

(a) Unless otherwise adjusted pursuant to Section 2(b), the rate of  Interest shall be two-and-three-quarters percent (2.75%) per annum (the “Interest Rate”).

(b) The Interest Rate shall be a value that is one-quarter percent (0.25%) higher than the value in Section 2(a) per annum and applied on a one-time, prospective, basis if, within twelve (12) months after the Closing Date, the Lender refers three (3) individuals to CNote, provided that such individuals are not existing lenders on the CNote platform and that such individuals open and fund a CNote account with at least one thousand dollars ($1,000).

(c) Any unpaid Interest (together with the Principal, the “Amount Owed”) shall be compounded monthly, unless the lender specifically requests that interest be paid monthly which request shall require at least a calendar month’s prior notice to the Borrower.

3.	Payment of Principal and Accrued Interest.

(a) Unless prepaid pursuant to Section 4, accelerated pursuant to Section 5, or earlier withdrawn pursuant to Section 6, the Amount Owed, subject to the adjustment described in Section 1, shall be due and payable to the Lender according to the following schedule (the “Payment Schedule”):

(i)          The Lender may elect to receive the Interest on a monthly basis, in which case the Interest shall be due every successive calendar month after the Accrual Day until the Principal is paid in full, and the Principal shall be due thirty (30) months after the Accrual Date (the “Maturity Date”).

(ii)          If the Lender does not make the election described in Section 3(a)(i), the Amount Owed shall be due on the Maturity date.

There shall be no penalty for payment by the Borrower after the Maturity Date, but Interest shall continue to accrue until payment of the Note is complete.

(b) All U.S. dollar amounts used in or resulting from the calculation of the Amount Owed shall be rounded to the nearest cent (with one-half cent being rounded upward).

4.	Prepayment.

The Borrower shall have the right, in its sole discretion, at any time and from time to time, to prepay the Amount Owed, in whole or in part, without the need to provide advance notice. There shall be no premium or penalty for prepayment pursuant to this Section 4 of the Amount Owed.

5.	Acceleration of Note.

The Lender may declare this Note immediately due and payable upon the occurrence of any of the following events: the insolvency of the Borrower, he commission of any act of bankruptcy by the Borrower, the execution by the Borrower of a general assignment for the benefit of creditors, the filing by or against the Borrower of any petition in bankruptcy or any petition for relief under bankruptcy laws for the relief of debtors and the continuation of such petition without dismissal of a period of thirty (30) days or more, or the appointment of a receiver or trustee to take possession of any property or assets of the Borrower.

6.	Withdrawal of Amount Owed by the Lender.

At any time prior to repayment of the Amount Owed, including prior to the Maturity Date, provided that sufficient funds are available to the Company, the Lender may withdraw up to ten percent (10%) of the Amount Owed in each fiscal quarter according to the terms of this Section 6 (each, a “Withdrawal Request”), subject to the terms of this Section 6 below.

(a)  A Withdrawal Request for any given fiscal quarter must be submitted at least thirty (30) calendar days prior to the last day of the fiscal quarter, either via the Lender’s CNote account page available at www.mycnote.com or by email to support@mycnote.com. Any Withdrawal Request submitted less than thirty (30) calendar days prior to the last day of the fiscal quarter shall be applied to the following quarter.  The Withdrawal Request must clearly identify the Lender and the withdrawal amount.

(b)  The Borrower shall honor any Withdrawal Request timely submitted pursuant to Section 6(a) by transferring the requested amount to the bank account designated by the Lender no later than ten (10) business days after the end of the fiscal quarter.

(c)  For the avoidance of doubt, it is agreed that fiscal quarters shall end on March 31, June 30, September 30, and December 31 of that respective year.

(d)  Withdrawal Requests are subject to the receipt of available funds from CDFI Loans and other available cash to the Company.  Withdrawal Requests are subject to reduction on a pro rata basis among all requested withdrawals from the Series of which this Note forms a part.

7.	Compliance with Securities Laws.

The Lender represents and warrants to the Borrower that the Lender: (i) has sufficient knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of its investment in this Note; (ii) is able to protect its interests and fend for itself in the transaction contemplated by this Note; (iii) has the ability to bear the economic risks of its investment; and (iv) is acquiring this Note for the Lender’s own account for investment and not with a view to, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling the same.

8.	Dispute Resolution.

The parties hereto agree to resolve any dispute related to or arising out of this Note according to the dispute resolution procedures set forth in sections 16 (“Binding Arbitration”), 17 (“Class Action Waiver”), and 18 (“Exceptions to Arbitration”) of the CNote Terms of Use available at www.mycnote.com (the “CNote Terms”), which terms are incorporated by reference herein.

9.	Governing Law; Venue.

This Note shall be governed by the laws of the State of California, without regard to conflict of law provisions. In the event that the dispute resolution procedures in Section 8 are found not to apply to a given claim, any judicial proceeding will be brought in the state courts of San Francisco County, California. Both parties hereto consent to venue and personal jurisdiction there.

10.	Miscellaneous.

This Note shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither parties hereto may assign its rights or obligations hereunder, whether by operation of law or otherwise, without the prior written consent of the other party, except that the Borrower may assign this Note in its entirety, without consent of the Lender, to its parent, subsidiary, or affiliate or in connection with a merger, acquisition, corporate reorganization, or sale of all or substantially all of its assets. This Note and the CNote Terms set forth the entire agreement and understanding of the parties hereto relating to the relationship between the Lender and the Borrower and supersedes all prior or contemporaneous discussions, understandings, and agreements, whether oral or written, between the parties hereto relating to the subject matter of this Note. No terms in this Note may be changed except by an amendment or separate agreement executed in writing by an authorized representative of both parties hereto. Failure by either party hereto to enforce its rights under this Note shall not be deemed to constitute a waiver of its rights to enforce the same or any other provision under this Note. No waiver shall be effective unless made in writing and signed by an authorized representative of the waiving parties hereto. If one or more provisions of this Note are held to be unenforceable under applicable law, such provision shall be excluded from this Note, and the balance of the Note shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

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THE PARTIES HERETO HAVE READ AND UNDERSTOOD THE TERMS OF THIS NOTE AND AGREE TO THEM AS OF THE DATE WRITTEN ABOVE.

THE BORROWER: CNote Group, Inc. By: _________________________ Name: Yuliya Tarasava Title: Secretary

THE LENDER:

Name: _______________________

_____________________________

(Signature)

Name of Authorized Representative (if an Entity):

_____________________________

Address:

_____________________________

_____________________________